UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Mackinac Financial Corporation
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130 South Cedar Street
Manistique, Michigan 49854
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 25, 2011
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Mackinac Financial Corporation (the “Corporation”), a Michigan corporation, will be held on Wednesday, May 25, 2011, at 11:00 a.m. EDT, at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009, for the following purposes:
1.	To elect four (4) Directors, each to hold office for a three-year term;

2.	To approve, in a non-binding, advisory vote, the Corporation’s compensation of executives, as disclosed in the accompanying proxy statement;

3.	To ratify the appointment of Plante & Moran, PLLC as independent auditors for the year ending December 31, 2011, and;

4.	To transact such other business as may properly come before the annual meeting or any adjournment thereof, all in accordance with the accompanying proxy statement.
The Board of Directors of the Corporation recommends a vote for proposal 1 and 2 above and for the ratification of proposal 3.
The Board of Directors has fixed April 19, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment of the meeting.
We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the annual meeting. Please read it carefully.
If you have questions or comments, please direct them to Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan 49854, Attention: Paul D. Tobias. Please also contact Paul D. Tobias if you would like directions to the annual meeting.
By order of the Board of Directors

/s/ Paul D. Tobias
Paul D. Tobias
Chairman and Chief Executive Officer
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 25, 2011: The Proxy Statement, Form 10-K for the year ended December 31, 2010 and the 2010 Annual Report to Shareholders are available at www.bankmbank.com.
Your vote is important. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. Note that if the stock is held in more than one name, all parties must sign the proxy form.
Dated: April 25, 2011

130 South Cedar Street
Manistique, Michigan 49854
April 25, 2011
PROXY STATEMENT
This proxy statement and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Mackinac Financial Corporation (the “Corporation”), a Michigan corporation, to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Wednesday, May 25, 2011, at 11:00 a.m. EDT, at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009, for the purposes set forth in the accompanying notice and in this proxy statement.
This proxy statement is being mailed on or about April 25, 2011, to all holders of record of common stock of the Corporation as of the record date. The Board of Directors of the Corporation has fixed the close of business on April 19, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment of the meeting. As of the record date, there were 3,419,736 shares of common stock outstanding. Each outstanding share will entitle the holder to one vote on each matter presented for vote at the meeting.
If a proxy in the enclosed form is properly executed and returned to the Corporation, the shares represented by the proxy will be voted on each matter that properly arises at the meeting and any adjournment of the meeting. If a shareholder specifies a choice as to a particular matter, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all of the nominees named in the proxy statement, for approval of the compensation of our executives, for ratification of the independent auditors, and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. Due to a recent regulatory rule change, brokers no longer have discretion to cast votes in the election of directors with respect to any shares held in street name for which they have not received voting directions from the beneficial owners. Therefore, if you hold your shares in street name, you must vote your proxy if you wish your shares to be voted in the election of directors, as well as with respect to the approval of the compensation of our executives. A proxy may be revoked before exercise by notifying the Chief Executive Officer of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. All shareholders are encouraged to date and sign the enclosed proxy, indicate your choice with respect to the matters to be voted upon, and return it to the Corporation.
Quorum, Required Vote, and Related Matters
     Quorum. A quorum is present if a majority of the votes entitled to be cast on a proposal are represented at the annual meeting in person or by proxy. For purposes of determining a quorum, shareholders who are present in person or are represented by proxy, but who abstain from voting, are considered present and count toward the determination of the quorum. Shares reported as broker non-votes are also considered to be shares present for purposes of determining whether a quorum is present.
     “Street Name” Accounts. If you hold shares in “street name” with a broker, bank, or other custodian, you will receive voting instructions from the holder of record of your shares. In some cases, a broker may be able to vote your shares even if you provide no instructions. But on other matters (such as the election of directors and approval of executive compensation) your broker may vote the shares held for you only if you provide voting instruction. Shares for which a broker does not have the authority to vote are recorded as a “broker non-vote” and are not counted in the vote by shareholders. If you hold your shares in “street name,” it is critical that you cast your vote if you want it to count in the election of our directors and approval of executive compensation. In the past, if you held your shares in “street name” and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulation take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Accordingly, if you hold your shares in “street name” and you do not instruct your bank or broker how to vote in the election of directors or approval of executive compensation, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent auditors.
     Proposal No. 1 — Election of Directors. Directors are elected by a plurality of the votes cast by the shares entitled to vote. For this purpose, a “plurality” means that the individuals receiving the largest number of votes are elected as directors. You may vote in favor of the nominees specified on the accompanying form of proxy or may withhold your vote as to one or more of such nominees. Shares withheld or not otherwise voted in the election of directors (because of abstention, broker non-vote, or otherwise) will have no effect on the election of directors.
     Proposal No. 2 — Approval of Non-Binding Resolution on Executive Compensation. The approval of the non-binding resolution endorsing our executive compensation practices will be approved if more shares are voted for the proposal than are voted against the proposal. Shares not voted (because of abstention, broker non-vote, or otherwise) will have no effect on the approval of the resolution.
     Proposal No. 3 — Ratification of Independent Auditors. The appointment of Plante & Moran, PLLC as independent auditors will be ratified if more shares are voted for the ratification than are voted against the ratification. Shares not voted (because of abstention, broker non-vote, or otherwise) will have no effect on the ratification.
Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by the Corporation. A plurality of the votes cast at the meeting is required to elect the nominees as Directors of the Corporation. The four nominees who receive the largest number of affirmative votes cast at the meeting will be elected as Directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the meeting and will have no effect on the outcome of the voting for the election of Directors. The proposal for election of Directors is no longer considered a “discretionary” item, so you must provide voting instructions to your brokerage firm. The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote on the proposal is required to approve, in a non-binding advisory vote, the Corporation’s executive compensation disclosed in this proxy statement. The executive compensation proposal is not a “discretionary” item, so you must provide instructions to your brokerage firm. Abstentions and broker nonvotes will not be counted as votes cast and therefore will not affect the determination as to whether the Corporation’s executive compensation policies and procedures are approved. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors, overrule any decision made by the Board of Directors, or create or imply any additional fiduciary duty by the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

PROPOSAL 1: ELECTION OF DIRECTORS
The Bylaws of the Corporation provide for a Board of Directors consisting of a minimum of five (5) and a maximum of sixteen (16) members. The Board of Directors has fixed the number of Directors at nine (9). The Articles of Incorporation of the Corporation and the Bylaws also provide for the division of the Board of Directors into three (3) classes of nearly equal size with staggered three-year terms of office; however, due to the previously announced resignation of Mr. Eliot Stark, the Board currently has classes comprised of two, three and four directors, respectively. See “Information about Directors and Nominees—Director Information” below. Four persons have been nominated for election to the Board, each to serve a three-year term expiring at the 2014 annual meeting of shareholders.
Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the accompanying proxy will vote for Messrs. Bittner, Garea, George and Patterson, the nominees named below. Messrs. Bittner, Garea, George and Patterson are currently Directors of the Corporation, and its subsidiary, mBank (the “Bank”), and are the members of the class of Directors of the Corporation whose terms expire at the 2011 annual meeting. In the event that any of the nominees become unavailable, which is not anticipated, the Board of Directors at its discretion, may reduce the number of Directors or designate substitute nominees, in which event the enclosed proxy will be voted for such substitute nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.
The Board of Directors recommends a vote FOR the election of Messrs. Bittner, Garea, George and Patterson, the four persons nominated by the Board.
PROPOSAL 2: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
In connection with the adoption of American Recovery and Reinvestment Act of 2009 (“ARRA”) (described in the Executive Compensation summary below), the Corporation is required to permit a separate shareholder vote to approve the compensation of its executives. Accordingly, the Corporation is providing its shareholders with the opportunity to endorse or not endorse the Corporation’s executive compensation programs by voting on the adoption of the following shareholder resolution:
RESOLVED, that the shareholders approve the compensation of executive officers as described in the Executive Compensation section of the Mackinac Financial Corporation proxy statement for the annual meeting of shareholders to be held on May 25, 2011.
As provided in ARRA, the vote by the shareholders is not binding on the Corporation’s Board and may not be construed as overruling a decision by the Board regarding executive compensation, nor does the vote by shareholders create or imply any additional fiduciary duty on the part of the Corporation’s Board. The advisory vote above also does not restrict or limit the ability of shareholders to make proposals for inclusion in the Corporation’s proxy materials in accordance with SEC rules. The Corporation’s Board will take the outcome of this advisory vote into consideration when considering future executive compensation arrangements.
The Corporation’s Board of Directors believes that the compensation procedures and policies are not excessive and are aligned with the long-term interests of the Corporation’s shareholders. Accordingly, the Corporation’s Board recommends a vote FOR the non-binding advisory vote on executive compensation.
PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
At the annual meeting, shareholders will be asked to ratify the appointment of the firm of Plante & Moran, PLLC as independent auditor to audit our books, records, and accounts for the fiscal year ending December 31, 2011. Although action by the shareholders in this matter is not required and is not binding should the Board believe it is appropriate to retain another firm as independent auditor, the Board believes that providing the Corporation’s shareholders with an opportunity to ratify the independent auditor is appropriate given the role played by the independent auditor in maintaining the integrity of our financial controls and reporting. The firm has served as our auditor since 2002.
Representatives of Plante & Moran will be present at the annual meeting and will have an opportunity to make a statement or respond to appropriate questions.
The Board recommends a vote FOR the ratification of the appointment of Plante & Moran, PLLC. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.

Information about Directors and Nominees
Director Information
The following information has been furnished to the Corporation by the respective Directors. Each of them has been engaged in the occupations stated below during the periods indicated, or if no period is indicated, for more than five years.

Nominees Standing for Election			Director of
			Corporation
Whose Terms Expire in 2014	Age	Principal Occupation	Since
Dennis B. Bittner	62	Owner and President, Bittner Engineering, Inc. (A professional services company providing planning, development and consultation related services on civil, environmental and architectural engineering projects.) Mr. Bittner’s qualifications as a Director include the management/ownership of an engineering company, his many years of business related consultation to a broad array of public and private companies along with his prior career experience as an engineer with State and Federal Agencies.	2001

Joseph D. Garea	56	Investment Advisor, Managing Partner Hancock Securities	2007
		(Provides investment portfolio management services to banks, thrift institutions and other institutional clients.) Mr. Garea’s qualifications as a Director include his historical employment within the financial service industry, his current service as a member of the BOD of three banks, with a variety of committee responsibilities including the chairmanship of audit and compensation, along with his other current advisory services to numerous public and private financial service organizations.

Kelly W. George	43	President and Chief Executive Officer of the Bank and President of the Corporation. Mr. George’s qualifications to serve as a Director include his employment within the financial services industry for over fifteen years with initial employment as a regulator for the Federal Reserve system, along with extensive lending experience, prior to joining this Corporation.	2006

L. Brooks Patterson	71	County Executive, Oakland County, Michigan. Mr. Patterson’s qualifications to serve as a Director include his many years of service as the County Executive of Oakland County and his academic background, along with a distinguished career as a prosecuting attorney.	2006

			Director of
Continuing Directors			Corporation
Whose Terms Expire in 2012	Age	Principal Occupation	Since
Walter J. Aspatore (currently designated as “Lead Director”)	68	Investment Banking, Chairman Amherst Partners (Assists public and private companies in the purchase or sale of businesses. Also provides other advice and consulting services related to business valuations, operational/profitability improvement, and financing alternatives.) Mr. Aspatore’s qualifications to serve on the Board encompass a broad financial background which spans across several decades as CEO and board member in a wide variety of national and international publicly held companies.	2004

Robert H. Orley	55	Real Estate Developer, Vice President and Secretary of REI Group, Inc. (Real estate and corporate development and management.) Mr. Orley’s qualifications as director include a background in real estate management and corporate developments, along with his academic background.	2004

Randolph C. Paschke	61	From August 2002 to present — Chair, Department of Accounting and Interim Chair of The Department of Finance in the School of Business Administration at Wayne State University. Mr. Paschke’s qualifications as a Director include his many years as a partner in an international accounting firm, along with his esteemed service as chair of the accounting department at Wayne State University.	2004

Whose Terms Expire in 2013

Robert E. Mahaney	52	Sole Proprietor, Veridea Group, LLC (A commercial and residential real estate development company). Mr. Mahaney’s qualifications to serve on the Board include his many successful business ventures and previous financial services experience, coupled with his academic background, professional designations and community involvement.	2001

Paul D. Tobias	60	Chairman and Chief Executive Officer of the Corporation and Chairman of the Bank from December 2004 to present. Mr. Tobias’ qualifications as a director included his extensive experience as a banking and financial services executive, along with his intimate knowledge of the Corporation as Chief Executive Officer.	2007
The Corporation believes that its Board as a whole should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to the Corporation’s operations and interests. In addition to considering a candidates’ background and accomplishments, candidates are reviewed to maintain the current majority of Directors which qualify as “independent” under the rules of the Nasdaq Stock Market, LLC (“Nasdaq”).
The Corporation’s Board has considered the independence of the nominees for election at the annual meeting, and the continuing Directors under the rules of The Nasdaq Stock Market LLC. The Board has determined that all of the nominees and continuing Directors are independent under Nasdaq rules except Mr. Tobias, Chairman and Chief Executive Officer of the Corporation and Chairman of the Bank, and Mr. George, President of the Corporation and President and Chief Executive Officer of the Bank. Messrs. Tobias and George are not independent because of their services as Executive Officers of the Corporation and the Bank.

As previously announced, Mr. Eliot Stark resigned from the Corporation’s Board of Directors in June 2008. At that time, the Board determined not to fill the vacancy and instead reduced the size of the Board from ten to nine directors. As a result of the reduction, the Board currently has three staggered classes of directors comprised of two, three and four directors.
Executive Officers
The Executive Officers of the Corporation serve at the pleasure of the Board of Directors. Set forth below are the current Executive Officers of the Corporation and a brief explanation of their principal employment during at least the last five years. Additional information concerning employment agreements of Executive Officers of the Corporation is included elsewhere in this proxy statement under the heading “Executive Compensation.”
Paul D. Tobias — Age 60 — Chairman of the Board and Chief Executive Officer of the Corporation and Chairman of the Board of the Bank. Mr. Tobias was appointed to his present positions with the Corporation and the Bank on December 16, 2004. Mr. Tobias also served as Chief Executive Officer of the Bank from July 2005 until November 2006.
Kelly W. George — Age 43 — President of the Corporation and President and Chief Executive Officer of the Bank. Mr. George was appointed as President of the Corporation and as Chief Executive Officer of the Bank in November 2006. Prior to that, Mr. George served as President of the Bank from August 2005 and, prior to that, as Executive Vice President and Chief Lending Officer of the Bank from August 2003.
Ernie R. Krueger — Age 61 — Executive Vice President and Chief Financial Officer of the Corporation and the Bank. Mr. Krueger was appointed to his current positions in October 2006. Prior to that, he served as Senior Vice President and Controller of the Corporation and the Bank from October 2003 to October 2006.
Board of Directors Meetings and Committees
Audit Committee
The Audit Committee is a separately-designated standing Committee of the Board of Directors established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee has responsibility for, among other things:
•	Appointing or replacing the Corporation’s independent auditors;

•	Overseeing the work of the independent auditors (including resolution of any disagreements between management and the auditors regarding financial reporting);

•	Reviewing the independent auditors’ performance, qualifications and independence;

•	Approving all auditing and permitted non-auditing services to be performed by the independent auditors with limited exceptions;

•	Reviewing the Corporation’s financial statements, internal audit function and system of internal controls;

•	Overseeing compliance by the Corporation with legal and regulatory requirements and with the Corporation’s Code of Business Conduct and Ethics; and

•	Producing the report required by federal securities regulations for inclusion in the Corporation’s Proxy Statement.
The Board of Directors has adopted a charter for the Audit Committee, a copy of which is available on the Corporation’s website at www.bankmbank.com.
The current members of the Audit Committee are Messrs. Paschke (chairman), Bittner and Patterson, all of whom are considered independent, as independence for audit committee members is defined in applicable SEC and Nasdaq rules. The Board has determined that Mr. Paschke is an “audit committee financial expert” as that term is defined by the SEC. The Audit Committee held eight meetings in 2010.

Nominating Committee
The Nominating Committee is responsible for, among other things:
•	Identifying new candidates who are qualified to serve as Directors of the Corporation;

•	Recommending to the Board of Directors the candidates for election to the Board and for appointment to the Board’s Committees; and

•	Considering any nominations for Director submitted by shareholders.
The current members of the Nominating Committee are Messrs. Aspatore (chairman), Garea and Patterson. All members are considered independent under the applicable Nasdaq rules. The Nominating Committee had no meetings in 2010.
The Board of Directors has adopted a charter for the Nominating Committee, a copy of which is available on the Corporation’s website at www.bankmbank.com. In the past, the committee has identified potential nominees through recommendations made by executive officers and non-management directors and has evaluated them based on their resumes and through references and personal interviews. The Corporation has not paid any third party fee to assist in the process of identifying or evaluating director nominees. No shareholder, other than an officer or director, has ever submitted a suggestion for a nominee, but if the committee were to receive such a suggestion, it expects it would evaluate that nominee in substantially the same manner.
The Corporation does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but the Nominating Committee strives to nominate Directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Corporation’s businesses.
The Nominating Committee will consider candidates nominated by shareholders in accordance with the procedures set forth in the Corporation’s Bylaws and Articles of Incorporation and in the Nominating Committee’s charter. Under the Corporation’s Bylaws and Articles of Incorporation, nominations other than those made by the Board of Directors or the Nominating Committee must be made pursuant to timely notice in proper written form to the Secretary of the Corporation. To be timely, a shareholder’s request to nominate a person for election to the Board at the annual meeting of shareholders, together with the written consent of such person to serve as a Director, must be received by the Secretary of the Corporation not less than 60 nor more than 90 days prior to the first anniversary date of the annual meeting of shareholders in the immediately preceding year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.
With respect to each person proposed to be nominated as a director, the Nominating Committee must be provided with the following information: (i) the name, address (business and residence), date of birth, principal occupation or employment of such person (present and for the past five (5) years); (ii) the number of shares of the Corporation such person beneficially owns (as such term is defined by Section 13(d) of the Exchange Act); and (iii) any other information relating to such person that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of Directors pursuant to Section 14(a) of the Exchange Act. The Nominating Committee may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such person to serve as a Director of the Corporation. No person is eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in the Bylaws and Articles of Incorporation.
In addition, as described in “Executive Compensation—Participation in the TARP Capital Purchase Program” below, the Corporation issued and sold 11,000 shares of Series A Preferred Shares to the Treasury. Under the terms of the CPP agreements, if dividends are not paid on the Series A Preferred Shares in full for six dividend periods, whether or not consecutive, the holders of the Series A Preferred Shares will have the right to elect two directors to the Corporation’s Board of Directors. Any such nominations would not be subject to the above restrictions regarding nominations made by the Board, the Nominating Committee or the shareholders.
Compensation Committee
The current Compensation Committee of the Board of Directors is comprised of Messrs. Garea (chairman), Aspatore, Bittner, Paschke and Patterson, each of whom is considered independent under the Nasdaq rules defining independence. The Compensation Committee held five meetings in 2010. The Compensation Committee’s primary functions are to: review and recommend to the Board all persons to be elected as Chairman, Chief Executive Officer, President, Chief Financial Officer and other executive positions; review all material performance criteria used in evaluating Executive Officers of the Corporation, including their compensation; and

review and approve the annual base salary level, annual incentive opportunity level, the long-term incentive opportunity level, employment and other agreements, and other benefits of the Executive Officers. The primary responsibilities of the Compensation Committee are to ensure that the compensation available to the Board of Directors and officers of the Corporation:
•	Enables the Corporation to attract and retain high quality leadership;

•	Provides competitive compensation opportunities;

•	Supports the Corporation’s overall business strategy; and

•	Maximizes shareholder value.
In 2010, the Compensation Committee reviewed earnings information relative to the historical compensation of executive management and comparative information prepared both internally and from external providers. The totality of the information reviewed by the Compensation Committee was considered when establishing current executive salary levels, and similar analysis will be considered when reviewing and establishing future salaries and long term incentives.
The Corporation’s compensation policies and practices were evaluated to ensure that they do not foster risk taking above the level or risk associated with the Corporation’s business model. For this purpose, the Committee considered the Corporation’s growth and return performance, volatility and leverage, and the time horizon of the Corporation’s investments; and compared them to the performance metrics, leverage, and time horizon of the Corporation’s compensation policies and practices. We also evaluated management’s compensation in light of other specific risk parameters such as credit, liquidity and interest rate risk. Based on this assessment, the Corporation concluded that it has a balanced pay and performance program that does not promote excessive risk taking.
The Compensation Committee charter is available on the Corporation’s website at www.bankmbank.com. The Committee reviews management recommendations for contracts and compensation levels of all senior executive officers. The Committee considers these recommendations in reference to relative compensation levels of like-size financial institutions.
Attendance of Directors; Family Relationships
The Board of Directors held a total of nine meetings during 2010. No Director attended less than 75% of the aggregate number of meetings of the Board of Directors and the Committees on which he served in 2010. There are no family relationships between or among any of the Directors, nominees, or Executive Officers of the Corporation.
Communication with Directors; Attendance at Annual Meetings; Code of Ethics
The Corporation’s Board provides a process for shareholders to send communications to the Board or any of the Directors. Shareholders may send written communications to the Board or any one or more of the individual Directors by mail, c/o Corporate Secretary, Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan 49854. All communications will be compiled by the Corporation’s Corporate Secretary and submitted to the Board or the individual Directors on a regular basis unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Corporation’s business, or communications that relate to improper or irrelevant topics.
It is the Corporation’s policy that all of the Directors and nominees for election as Directors at the annual meeting attend the annual meeting except in cases of extraordinary circumstances. All of the nominees for election at the 2010 annual meeting of shareholders and all other Directors attended the 2010 annual meeting of shareholders. The Corporation expects all nominees and Directors to attend the 2011 annual meeting.
The Corporation has a business conduct and code of ethics policy for all employees, officers and directors of the Corporation and its subsidiaries. Among other things, the business conduct and code of ethics policy includes provisions regarding ethical conduct, compliance with law, conflicts of interest, insider trading and certain investment and other opportunities, competition and fair dealing, discrimination and harassment, record keeping of personal transactions, accounting matters, confidentiality, and reporting of violations. The Corporation has posted copies of its business conduct and code of ethics policy on its corporate website, at www.bankmbank.com, under the link “Corporate Governance.” If further matters are documented, or if those documents (including the business conduct and code of ethics policy) are changed, waivers from the business conduct and code of ethics policy are granted, or new procedures are adopted, those new documents, changes and/or waivers will be disclosed on the corporate website at the internet address above, in a press release or on a Current Report on Form 8-K.
Board Leadership Structure
The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Corporation to make that determination based on the position and direction of the Corporation and the membership of the Board. The Board has determined that having an independent director serve as “Lead” Director is in the best interest of the Corporation’s shareholders at this time. This structure ensures a greater role for the independent Directors in the oversight of the Corporation and active participation of the independent Directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the management of the Corporation’s day-to-day operations.
Board’s Role in Risk Oversight
The Corporation faces a variety of risks, including credit risk, liquidity risk, and operational risk. The Board has implemented a risk management system that is intended to (1) timely identify the material risks that the Corporation faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee, (3) implement appropriate and responsive risk management strategies consistent with Corporation’s risk profile, and (4) integrate risk management into Corporation decision-making.

Remuneration of Directors
The table below summarizes the compensation paid by the Corporation to non-employee directors for the fiscal year ended December 31, 2010.
2010 Director Compensation Table

Total Fees Earned or
Paid in Cash
Name	($)
Walter J. Aspatore	28,000
Dennis B. Bittner	25,000
Joseph D. Garea	28,000
Robert E. Mahaney	25,000
Robert H. Orley	25,000
Randolph C. Paschke	28,000
L. Brooks Patterson	25,000
In 2010, the non-employee members of the Board of Directors received remuneration in the form of $25,000 and in addition, directors who chaired board committees were paid an additional $3,000. Each of Messrs. Aspatore, Bittner, Orley, Paschke and Patterson were granted option awards prior to 2010 for 10,000 shares, 2,000 shares of which are currently vested. No option awards were granted in 2010. The employee directors (which included Messrs. Tobias and George in 2010) did not receive compensation for their service on the Board of Directors. For 2011, non-employee directors will be paid an annual fee of $25,000. In addition to the annual fee, those directors who chair board committees will be paid an additional $3,000.

EXECUTIVE COMPENSATION
Participation in the TARP Capital Purchase Program
As previously announced, on April 24, 2009, the Corporation entered into and closed a Letter Agreement, including the Securities Purchase Agreement—Standard Terms (collectively, the “Securities Purchase Agreement”), related to the Capital Purchase Program (“CPP”). Pursuant to the Securities Purchase Agreement, the Corporation issued and sold to the Treasury (i) 11,000 shares of the Corporation’s Series A Preferred Shares, and (ii) a 10-year Warrant to purchase 379,310 shares of the Corporation’s Common Shares, at an exercise price of $4.35 per share (subject to certain anti-dilution and other adjustments), for an aggregate purchase price of $11,000,000 in cash.
As a result of the CPP transaction, the Corporation is required to take certain actions, for so long as the Treasury holds any securities acquired from the Corporation pursuant to the CPP (excluding any period in which the Treasury holds only the Warrant to purchase Common Shares of the Corporation) (the “CPP Period”), to ensure that its executive compensation and benefit plans with respect to Senior Executive Officers (as defined in the relevant agreements) comply with Section 111(b) of Emergency Economic Stabilization Act of 2008 (“EESA”), as implemented by any guidance or regulations issued under Section 111(b) of EESA, and not adopt any benefit plans with respect to, or which cover, the Corporation’s Senior Executive Officers that do not comply with EESA, as amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”), which was passed by Congress and signed by the President on February 17, 2009. The applicable executive compensation standards generally remain in effect during the CPP Period and apply to the Corporation’s Senior Executive Officers (which for purposes of the ARRA and the CPP agreements, includes the Corporation’s Chief Executive Officer, its Chief Financial Officer, and the next three most highly-compensated executive officers, even though the Corporation’s senior executive officers consist of a smaller group of executives for purposes of the other compensation disclosures in this proxy statement).
The applicable executive compensation standards include: (i) limits on compensation to exclude incentives to take unnecessary and excessive risks during the CPP Period; (ii) prohibitions on payment or accrual of bonuses, retention awards and other incentive compensation to our most highly-compensated employee, other than payments pursuant to written employment agreements entered into on or before February 11, 2009, or grants of restricted stock that do not fully vest during the CPP Period and do not have a value which exceeds one-third of that employee’s total annual compensation; (iii) prohibitions on any payments to our ten most highly-compensated employees for departure from the Corporation for any reason (a “golden parachute”), except for payments for services performed or benefits accrued; (iv) recovery (“clawback”) of bonuses, retention awards and incentive compensation to Senior Executive Officers and the next 20 most highly-compensated employees if the payment was based on materially inaccurate statements of earnings, revenues, gains or other criteria; (v) prohibition on compensation plans that encourage manipulation of reported earnings; (vi) retroactive review of bonuses, retention awards and other compensation previously paid to Senior Executive Officers and the next 20 most highly-compensated employees if found by the Treasury to be inconsistent with the purposes of TARP or otherwise contrary to public interest; (vii) requiring the establishment of a company-wide policy regarding “excessive or luxury expenditures”; and (viii) requiring the inclusion in proxy statements for annual shareholder meetings of a non-binding “Say-on-Pay” shareholder vote on the compensation of executives. The Treasury also has authority under the ARRA to impose additional appropriate standards for executive compensation and corporate governance.
The ARRA executive compensation standards require that the Treasury and the SEC issue a number of regulations describing how the standards are to be implemented. The Corporation intends to carefully review any Treasury and SEC regulations as they are issued. To the extent that the Treasury and/or the SEC issues regulations describing how the Corporation is to comply with these standards, the Corporation will work with its Senior Executive Officers and other affected employees to take such steps as it deems necessary to comply with the standards and adopt policies and procedures consistent with the foregoing. As previously announced, the Corporation has entered into amendments to its compensation arrangements with certain key employees to, among other things: (a) eliminate any parachute payments during the CPP Period and (b) waive any right of the Corporation to terminate those employees, except terminations for death, disability or “cause.”
The Corporation has the right to redeem the Series A Preferred Shares at any time after consulting with its primary regulator, in which case the executive compensation standards would no longer apply to the Corporation.

Compensation Philosophy, Objectives and Policies
The Corporation’s compensation policies are intended to attract and retain top quality management with a balance of short-term and long-term consideration. The overall compensation includes incentives to individuals commensurate with the overall performance of the Corporation and individual contribution to that success. The Compensation Committee has the overall responsibility for the review and approval of compensation policies and programs to ascertain that they are in accordance with the overall philosophy and objectives of the Corporation which is to offer employees the following:
(1)	Base salary and annual benefits that will be determined based upon a variety of factors including a salary and benefits peer analysis, other competitive factors, individual talent, education and professional expertise, and overall job performance.

(2)	Annual bonus that may be paid for the accomplishment of some or all of the objectives of the current year business plan and would be subject to “claw back” provisions for a period of three years if a determination is made that the awards were made based upon materially inaccurate financial or performance criteria. Bonuses awarded to the five most highly compensated executive officers of the Corporation for 2010 totaled $58,200.

(3)	Historically, key members of management and Directors of the Corporation were awarded stock option grants under the terms of stock option plans, which have since expired. These options were granted with exercise prices set at the then current market value of the underlying stock, which has since declined in value due primarily to the overall decline in the relevant market values of community bank stocks and somewhat due to the lack of liquidity in the Corporation’s stock. It is unlikely that given the current vesting requirements of these option grants that they will become fully vested or prove to be of value before expiration. The Corporation is considering a new long-term equity incentive plan which would encourage the retention of key members of management and reward them in accordance with the related increase in shareholder value. Any long-term incentive rewards may also be subject to “claw back” provisions if they were made based upon materially inaccurate financial statements or any other materially inaccurate performance metric criteria. This portion of the compensation policy is not currently in place but the Corporation intends on formulating a program for future consideration.
Administration Process
Overview: In reviewing overall executive compensation for 2010, the Compensation Committee considered various factors including the financial performance of the Corporation as a whole both for the short term relative to the economy and its peers and as it relates to the overall achievements to the attributes of the Corporation that enhance franchise value such as core deposit growth, customer relationships, employee morale and individual growth and contribution to corporate objectives.
Role of Executives
Mr. Tobias, as Chief Executive Officer of the Corporation, annually reviews the performance of each executive officer (excluding himself) with respect to the overall performance of the Corporation, the executive officer’s contribution to the performance and presents such evaluation to the Compensation Committee. Mr. George, the Chief Executive Officer of the Bank, actively participates in this process with Mr. Tobias with respect to all executive officers other than himself. The Compensation Committee considers Mr. Tobias’ recommendations and uses its own discretion in making final compensation decisions with respect to the executives.
Peer Group and Benchmarking
In 2010, the Committee used a number of different peer comparisons in order to evaluate executive compensation. The Committee also utilized the Michigan Bankers Association 2010 Bank Compensation and Benefits survey in order to determine certain pay ranges and compensation paid within the Michigan market area. Based upon these peer reviews and salary survey, the Committee adjusted compensation and/or worked with management of the Corporation to revise employee benefit programs and employee payments relative to these programs.
Other Benefits and Perquisites
Executive officers are eligible for all of the benefits made available to the full-time employees of the Corporation (401k plan, health insurance, group term life insurance and disability insurance) on the same basis as other full-time employees and are subject to the same paid time off and other employee policies.
The Corporation does offer certain of its executive officers additional benefits and perquisites which it believes are appropriate as a part of the overall compensation package. The additional perquisites include a partial reimbursement for health insurance under a Health Savings Plan that is intended to supplement the high deductible health care insurance program, if elected, by executives. The

Corporation also pays for additional long-term disability coverage under the terms of certain executive employment agreements, which is discussed further under the proxy caption entitled “Employee Agreements.”
Future Compensation Planning
The Corporation is considering instituting a long-term equity incentive plan, which, if implemented, would be subject to shareholder approval.
2010 Summary Compensation Table
The following table summarizes compensation for the past two fiscal years awarded to, earned by or paid to, our principal executive officer and our two other most highly compensated Executive Officers who were serving at the end of 2010.

				All Other
		Salary	Bonus	Compensation	Total
Name and Principal Position	Year	($) (1)	($)	($) (2)	($)
Paul D. Tobias	2010	240,000	0	22,048	262,048
Chairman and Chief Executive Officer of the	2009	240,000	0	28,570	268,570
Corporation
Chairman of the Bank

Kelly W. George	2010	246,846	20,000	31,100	297,946
President of the Corporation	2009	209,000	0	25,353	234,353
President and Chief Executive Officer of the Bank

Ernie R. Krueger	2010	183,462	15,000	23,841	222,303
Executive Vice President and	2009	165,000	15,000	12,877	192,877
Chief Financial Officer of the Corporation and the Bank

(1)	2010 Salaries for Mr. George and Mr. Krueger reflect the salary increase which occurred on January 28, 2010. The salary increase for Mr. George was from $209,000 to $250,000 and Mr. Krueger’s salary was increased from $165,000 to $185,000.

(2)	Amounts in this column include the value of the following perquisites paid to each individual in 2010 and 2009. Perquisites are valued at actual amounts paid to each provider of such perquisites. Perquisites included in “All Other Compensation” column for 2010 include: 401(k) employer match contributions for Mr. George — $7,350 and Mr. Krueger — $6,031; health and disability insurance premiums for Mr. Tobias — $20,500, Mr. George — $23,390, and Mr. Krueger — $15,434; life insurance premiums for Mr. Tobias - $1,548, Mr. George — $360, and Mr. Krueger — $2,376.Perquisites included in the “All Other Compensation” column for 2009 include: 401(k) employer match contributions for Mr. George — $6,639 and Mr. Krueger — $5,208; health and disability insurance premiums for Mr. Tobias — $26,962, Mr. George — $18,340, Mr. Krueger — $10,409; life insurance premiums for Mr. Tobias — $1,608, Mr. George — $374, Mr. Krueger — $2,468.

2010 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information for each of the Executive Officers named in the Summary Compensation Table with respect to each option to purchase common shares that had not been exercised and remained outstanding at December 31, 2010.

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options	Option Exercise	Option	Option
	(#)	(#)	Price	Grant	Expiration
Name	Exercisable	Unexercisable	($)	Date	Date
Paul D. Tobias (1)	70,502	79,503	9.75	12/15/04	12/15/14
Kelly W. George (2)	4,000	16,000	12.00	06/10/05	06/10/15
	3,000	12,000	10.65	12/15/06	12/15/16
Ernie R. Krueger (2)	2,000	8,000	12.00	06/10/05	06/10/15
	2,000	8,000	10.65	12/15/06	12/15/16

(1)	Options granted to Mr. Tobias were able to vest within two years from the December 15, 2004 grant date. The first 47% vested immediately after the market value of the Corporation’s common stock attained a price equal to or greater than 115% of the stock option exercise price, which it did on December 16, 2004. The remaining shares (53%) were able to vest within two years from the December 15, 2004 grant date if the market value of the Corporation’s common stock is equal to or greater than 145% of the stock option exercise price. This market value condition has not yet been met; therefore, only 47% of the options are currently vested. The remaining options may still vest if, within the ten-year life of the option, certain events occur, including but not limited to the death of the executive or a change in control of the Corporation.

(2)	Options granted to Messrs. George and Krueger were able to vest within four years from the original grant date. The options vest as follows: 20% vested immediately on the grant date, and the remaining 80% vest over four years, provided that the market value of the common stock attains increases during the vesting period from 115% of stock option exercise price in the first year to 145% of stock option exercise price in the fourth year of vesting. The remaining options may still vest if, within the ten-year life of the option, certain events occur, including but not limited to the death of the executive or a change in control of the Corporation.
Employment and Consulting Agreements
The Corporation has employment agreements with Executive Officers as described below. Mr. Tobias does not currently have an employment agreement with the Corporation. The prior employment agreement for Mr. Tobias expired on June 30, 2010.
Kelly W. George — Mr. George’s employment agreement, dated December 21, 2006, provides for him to be employed as President of the Corporation and President and Chief Executive Officer of the Bank. The agreement provides for an initial annual base salary of $209,000, which was subject to annual review by the Board. Under the agreement, Mr. George is eligible participate in an incentive plan or plans for annual cash bonuses to be awarded to eligible employees. The agreement was amended on January 28, 2010 to increase the annual salary to $250,000 and extend the employment term to January 31, 2012.
In addition to the compensation noted above, the agreement entitles Mr. George to participate in employee benefit plans as from time to time are maintained, sponsored or made available to the executive employees of the Corporation and the Bank, on the same conditions and limitations generally applicable to other executive officers.

In addition to other benefits provided under the agreement, the Corporation purchased a supplemental disability insurance policy to provide for supplemental payments to those received under the Corporation’s current benefit plan that will bring total payments in the event of disability to not less than 80% of current base salary.
If the agreement is terminated, Mr. George is entitled to receive certain payments and benefits depending on the reason the agreement is terminated. The table below summarizes the termination payments under the agreement.

REASON FOR TERMINATION	TERMINATION PAYMENTS
By death, by the Corporation for cause (as defined in the agreement), or voluntarily by employee	No termination payments required; however, employee receives his salary and benefits and reimbursements to which he is entitled through the date of termination

By the Corporation without cause (as defined in the agreement)	A lump payment equal to employee’s then current annual base salary, plus the highest bonus from January 1, 2005 through the effective date of the termination and other benefits and reimbursements for a period of one year following termination

Disability	Benefits related to supplemental disability plan which would amount to not less than 80% of annual salary and benefits

Following a Change in Control	Lump sum equal to 299% of aggregate of base salary and other benefits and reimbursements for one year following change of control

By mutual agreement	Per the mutual agreement
The agreement provides for a specified adjustment to the termination payments should the payments be determined to constitute an excess parachute payment under Section 280G of the Internal Revenue Code.
The agreement includes confidentiality obligations of Mr. George and provides that he will not engage in competitive activities while employed by us. If his employment is terminated, the restriction on his competitive activities will continue after termination in certain instances for a period of one to three years, depending on the reason for the termination.
Ernie R. Krueger — Mr. Krueger’s agreement, dated January 31, 2007, provides for him to be employed as Executive Vice President and Chief Financial Officer of the Corporation and the Bank. The agreement provides for an initial annual base salary of $165,000, which is subject to annual review by the Board. Under the agreement, Mr. Krueger is eligible to participate in an incentive plan or plans for annual cash bonuses to be awarded to eligible employees. The agreement was amended on January 28, 2010 to increase the annual salary to $185,000 and extend the employment term to January 31, 2012.
In addition to the compensation noted above, the agreement entitles Mr. Krueger to participate in employee benefit plans as from time to time are maintained, sponsored or made available to the executive employees of the Corporation and the Bank, on the same conditions and limitations generally applicable to other executive officers.
In addition to other benefits provided under the agreement, the Corporation purchased a supplemental disability insurance policy to provide for supplemental payments to those received under the Corporation’s current benefit plan that will bring total payments in the event of disability to not less than 80% of current base salary.
If the agreement is terminated, Mr. Krueger is entitled to receive certain payments and benefits depending on the reason the agreement is terminated. The table below summarizes the termination payments under the agreement.

REASON FOR TERMINATION	TERMINATION PAYMENTS
By death, by the Corporation for cause (as defined in the agreement), or voluntarily by employee	No termination payments required; however, employee receives his salary and benefits and reimbursements to which he is entitled through the date of termination

By the Corporation without cause (as defined in the agreement)	A lump payment equal to employee’s then current annual base salary, plus the highest bonus from January 1, 2005 through the effective date of the termination and other benefits and reimbursements for a period of one year following termination

Disability	Benefits related to supplemental disability plan which would amount to not less than 80% of annual salary and benefits

Following a Change in Control	Lump sum equal to 299% of aggregate of base salary and other benefits and reimbursements for one year following change of control

By mutual agreement	Per the mutual agreement
The agreement provides for a specified adjustment to the termination payments should the payments be determined to constitute an excess parachute payment under Section 280G of the Internal Revenue Code.
The agreement includes confidentiality obligations of Mr. Krueger and provides that he will not engage in competitive activities while employed by us. If his employment is terminated, the restriction on his competitive activities will continue after termination in certain instances for a period of one to three years, depending on the reason for the termination.
As discussed above in “Executive Compensation—Participation in the TARP Capital Purchase Program” and “Proposal 2: Non-Binding Advisory Vote on Executive Compensation”, as a participant in the CPP, the Corporation is subject to a number of additional executive compensation standards as provided by the EESA and the ARRA, and the standards may be changed or expanded by future regulations. As previously announced: (1) the Corporation has entered into amendments to its compensation arrangements with certain key employees (including Messrs. George and Krueger) to, among other things: (a) eliminate any parachute payments during the CPP Period and (b) waive any right of the Corporation to terminate those employees, except terminations for death, disability or “cause” and (2) certain employees of the Corporation (including Messrs. George and Krueger) have executed a waiver pursuant to the terms of the Securities Purchase Agreement.
AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed the Corporation’s audited financial statements with management.
In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence and information required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee has also considered whether the provision of any non-audit services by the auditors is compatible with maintaining the auditors’ independence. The Audit Committee is satisfied as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed the audit plans, audit scope and identification of audit risks with the independent auditor.
The Audit Committee discussed and reviewed with the independent auditors all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for 2010 for filing with the SEC.
Audit Committee
Randolph C. Paschke            Dennis B. Bittner            L. Brooks Patterson
Principal Accountant Fees and Services
The following table summarizes fees for professional services rendered by Plante & Moran, PLLC, the Corporation’s independent auditors for the years ended December 31, 2010 and 2009:

	2010	2009
Audit fees (1)	$89,500	$89,500
Audit-related fees (2)	22,500	22,500
Tax fees (3)	13,000	13,000
All other fees (4)	13,803	11,450

Total fees	$138,803	$136,450

(1)	Audit fees consist of fees billed for professional services performed by Plante & Moran, PLLC, for the audit of the Corporation’s annual financial statements and internal control over financial reporting included in the Form 10-K, the review of financial statements included in the Corporation’s Form 10-Q filings and services that are normally provided in connection with regulatory filings or engagements.

(2)	Represents fees for review and audit of the Corporation’s 401(k) plan.

(3)	Represents fees billed for tax services, including tax reviews and planning.

(4)	All other fees represent fees paid for website development.
The Audit Committee is required to review and pre-approve both audit and non-audit services to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). During 2010, all services provided by Plante & Moran, PLLC were pre-approved by the Audit Committee. To the extent required by Nasdaq rules or any other applicable legal or regulatory requirements, approval of non-audit services must be disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act.
INDEBTEDNESS OF AND TRANSACTIONS WITH MANAGEMENT
Certain of the Directors and officers of the Corporation have had and are expected to have in the future, transactions with the Bank, or have been Directors or officers of corporations, or members of partnerships or limited liability companies, which have had and are expected to have in the future, transactions with the Bank. In the opinion of management, all such previous transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and (iii) did not involve more than normal risk of collectability or present other unfavorable features. The Corporation’s Board of Directors has responsibility for reviewing and approving transactions with related persons. The Corporation, as a general policy, approves transactions to related parties at essentially the same terms and conditions that apply to similar transactions it engages in or approves with non-related parties.

BENEFICIAL OWNERSHIP OF COMMON STOCK
As of April 19, 2011, no person was known by management to be the beneficial owner of more than 5% of the outstanding common stock of the Corporation, except as follows:

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership	Class
Financial Stocks Capital Partners III LP 441 Vine Street, Suite 507 Cincinnati, OH 45202	340,000 Common Shares	9.94%
Gerlach & Co. FBO Banc Fund V LP 208 LaSalle Street, Suite 1680 Chicago, IL 60604	300,000 Common Shares	8.77%
PRB Advisors, LLC 600 Third Avenue, 17th Floor New York, NY 10016	290,496 Common Shares	8.49%
Hillsdale Hourly Pension Plan 2424 John Daly Road Inkster, MI 48141	235,911 Common Shares	6.90%
Raymond Garea 31 Claremont Avenue Maplewood, NJ 07040	231,157 Common Shares	6.76%
Wellington Management Company LLP 75 State Street Boston, MA 02109	212,380 Common Shares	6.21%
The information in the following table sets forth the beneficial ownership of the Corporation’s common stock by each of the Corporation’s Directors, each of the Executive Officers listed in the Summary Compensation Table and by all current Directors and Executive Officers of the Corporation as a group, as of April 19, 2011. Except as noted, beneficial ownership is direct and the person indicated has sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Walter J. Aspatore	11,953	*
Dennis B. Bittner	5,341	*
Joseph D. Garea	50,466	1.4%
Kelly W. George	20,348	*
Ernie R. Krueger	18,166	*
Robert E. Mahaney	6,631	*
Robert H. Orley	27,641	*
Randolph C. Paschke	15,158	*
L. Brooks Patterson	2,000	*
Paul D. Tobias (2)	152,586	4.4%

All current Directors and Executive Officers as a group (10 persons)	310,290	8.8%

*	Less than 1.0%. Percentages are based on shares outstanding on April 19, 2011.

(1)	Includes the following shares subject to options exercisable within 60 days of April 19, 2011: Mr. Aspatore — 2,000, Mr. Bittner — 2,325, Mr. George — 7,000, Mr. Krueger — 4,000, Mr. Orley — 2,000, Mr. Paschke — 2,000, Mr. Patterson — 2,000, Mr. Tobias — 70,502, all current Directors and Executive Officers as a group — 91,827.

(2)	Includes 10,256 shares owned by Tobias Capital LLC, which is 35% owned by Mr. Tobias and his wife.

The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Exchange Act, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and Directors, and persons who own more than 10% of the Corporation’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of filings furnished to and written representation regarding Form 5 filing obligations, the Corporation is not aware of any failure by any such person to file required reports on a timely basis.
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
Independent Auditors
The financial statements of the Corporation for the year ended December 31, 2010 have been examined by Plante & Moran, PLLC, an independent registered public accounting firm. A representative of Plante & Moran, PLLC is expected to be at the meeting and will have an opportunity to make a statement and will be available to answer appropriate questions. Plante & Moran, PLLC has been appointed by the Audit Committee of the Board of Directors to serve as the independent public accountants of the Corporation and its subsidiaries for the year ending December 31, 2011.
Changes of Accountants
There was no change of the Corporation’s independent public accountants during 2009 or 2010.
FUTURE SHAREHOLDER PROPOSALS
A proposal submitted by a shareholder for the 2012 annual meeting of shareholders must be sent to the Secretary of the Corporation, 130 South Cedar Street, Manistique, Michigan 49854 and must be received by the Corporation no later than December 27, 2011 to be eligible for inclusion in the Corporation’s proxy materials for the 2012 annual meeting of shareholders under Rule 14a-8 under the Exchange Act. In order to be considered at any meeting, a shareholder proposal submitted outside of Rule 14a-8 under the Exchange Act, other than a nomination of directors, must (i) comply with the requirements in the Corporation’s Bylaws and Articles of Incorporation as to form and content, and (ii) be received by the Corporation (a) at least 30 days prior to the originally scheduled date of the meeting, or (b) not later than the close of business on the tenth day following the date on which notice of the scheduled meeting was first mailed to the shareholders, if less than 40 days notice of the meeting is given by the Corporation. Shareholder nominations of directors must comply with the requirements of the Articles of Incorporation and Bylaws summarized above under “Board of Directors Meetings and Committees—Nominating Committee.”
OTHER MATTERS
The Board of Directors is not aware of any matter to be presented for action at the 2011 annual meeting, other than the matters set forth herein. If any other business should properly come before the meeting, the proxy will be voted regarding the matter in accordance with the best judgment of the persons authorized in the proxy, and discretionary authority to do so is included in the proxy.
The cost of soliciting proxies will be borne by the Corporation. If requested, the Corporation will reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals. In addition to solicitation by mail, officers and other employees of the Corporation and its subsidiaries may solicit proxies by telephone, facsimile or in person, without compensation other than their regular compensation.
The Annual Report of the Corporation for 2010 is included with this proxy statement. Copies of the report will also be available for all shareholders attending the annual meeting and can be obtained on our website at www.bankmbank.com.

THE ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION AND THE CORPORATION’S 2010 ANNUAL REPORT IS ALSO AVAILABLE AT WWW.BANKMBANK.COM AND WILL BE PROVIDED FREE TO SHAREHOLDERS UPON WRITTEN REQUEST. TO REQUEST A COPY, WRITE TO SHAREHOLDER RELATIONS DEPARTMENT, MACKINAC FINANCIAL CORPORATION, 130 SOUTH CEDAR STREET, MANISTIQUE, MICHIGAN 49854.
Shareholders are urged to sign and return the enclosed proxy in the enclosed envelope. A prompt response will be helpful and appreciated.

PLEASE MARK VOTES REVOCABLE PROXY AS IN THIS EXAMPLE With-For All Except THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. The undersigned hereby appoints Paul D. Tobias and Kelly W. George, or either of them, with power of substitution in each, proxies to vote, as designated hereon, all of the undersigned’s shares of Common Stock of MACKINAC FINANCIAL CORPORATION, at the Annual Meeting of Shareholders to be held at The Townsend Hotel, 100 Townsend Street, Birmingham, MI 48009, on May 25, 2011, at 11:00 a.m., EDT and any and all adjournments thereof: MACKINAC FINANCIAL CORPORATION For hold 1. Election of four (4) Directors (except as marked to the contrary below): Dennis B. Bittner Joseph D. L. Brooks PattersonGarea Kelly W. George INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided. 2. A PROPOSAL TO APPROVE, IN A NON-BINDING Fo Again Ab r st stai ADVISORY n T VOTE CORPORATI COMPENSAT O H , ON’S ION F E 3. TO RATIFY THE APPOINTMENT OF PLANTE & MORAN, PLLC AS INDEPENDENT AUDITORS FOR THE ENDING DECEMBER 31,YEAR 2011. 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. The Board of Directors recommends a vote “FOR” the nominees listed above and “FOR” proposals 2 and 3. Properly executed proxies will be voted as marked and, if not marked, will be voted “FOR” all proposals. YOUR VOTE IS IMPORTANT. Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly returning your completed proxy in the enclosed postage-paid envelope which is addressed to our tabulation service at: Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016-3572 Detach above card, sign, date and mail in postage paid envelope provided. MACKINAC FINANCIAL CORPORATION 130 SOUTH CEDAR STREET MANISTIQUE, MICHIGAN 49854 Please date, sign exactly as your name appears hereon, and mail promptly in the enclosed envelope which requires no postage if mailed in the United States. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. If shares are held jointly both owners must sign. PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.